Exhibit 23.1

Assentsure PAC
UEN – 201816648N
180B Bencoolen Street 03-01
The Bencoolen Singapore 189648
http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated April 30, 2025, in this Registration Statement on Form F-3, with respect to the consolidated financial statements of Antelope Enterprise Holdings Limited and its subsidiaries for the year ended December 31, 2024, appearing in its annual report on Form 20-F for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

Singapore

July 21, 2025